SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2003

THE BEAR STEARNS COMPANIES INC.

Exact Name of Registrant as Specified in its Charter

DELAWARE (State or Other Jurisdiction of Incorporation)	File No. 1-8989 (Commission File Number)	13-3286161 (IRS Employer Identification Number)

383 Madison Avenue, New York, New York            10179
(Address of Principal Executive Offices)                  (Zip Code)

Registrant's telephone number, including area code:   (212) 272-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

        On April 28, 2003, without admitting or denying the allegations, findings or conclusions of various federal and state regulators and self regulatory organizations, Bear, Stearns & Co. Inc. (“Bear Stearns”), a subsidiary of The Bear Stearns Companies Inc. (the “Company”) consented to a final settlement involving many of the leading securities firms operating in the United States. The various regulatory complaints alleged conflicts of interest relating to the alleged involvement of research analysts with investment banking activities. Under the terms of the settlement, Bear Stearns entered into consent agreements and other definitive documents with the United States Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers (“NASD”), and the State of New Jersey, Bureau of Securities, to resolve their investigations of Bear Stearns relating to those matters.

        Pursuant to the settlement, Bear Stearns has consented, among other things, to (i) pay an aggregate of $25 million as penalties, (ii) pay an aggregate of $25 million as disgorgement to a distribution fund for the benefit of certain customers, (iii) contribute $25 million to provide independent third-party research over five years to clients, (iv) contribute an aggregate of $5 million over five years for investor education, (v) adopt various additional policies, systems, procedures and other safeguards to ensure further the integrity of Bear Stearns’ investment research and (vi) be permanently restrained and enjoined from violating certain rules of the NYSE and the NASD relating to investment research activities. In connection with the settlement, Bear Stearns has also consented to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. Further judicial and administrative proceedings will be necessary to effectuate the settlement.

        The State of New Jersey, Bureau of Securities acted as Bear Stearns’ lead state regulator in connection with the settlement. Bear Stearns expects to reach similar arrangements with most or all of the remaining states, the District of Columbia and the Commonwealth of Puerto Rico. Any monetary penalties and other payments required by such arrangements are expected to be included within the aggregate amounts discussed above.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                                    THE BEAR STEARNS COMPANIES INC.

By:	/s/ Marshall J Levinson Marshall J Levinson Controller (Principal Accounting Officer)

Dated: May 16, 2003